Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this Registration Statement of Quiksilver, Inc. on Form S-3 of our report dated January 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in Quiksilver’s method of accounting for goodwill and intangible assets in 2002), appearing in the Annual Report on Form 10-K of Quiksilver, Inc. for the year ended October 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Costa Mesa, California
May 27, 2004

Exhibit 23.1